Exhibit 99

MORTGAGE AND OTHER NOTES PAYABLE
INCLUDING WEIGHTED INTEREST RATES AT MARCH 31, 2005

		100%	Beneficial Interest	Effective Rate	(a)	LIBOR Rate
		3/31/05	3/31/05	3/31/05		Spread	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	Total
Consolidated Fixed Rate Debt:

Beverly Center Great Lakes Crossing International Plaza MacArthur Center Regency Square Stony Point Fashion Park The Mall at Short Hills	50.10% 95.00%	347.5 146.9 184.5 142.7 79.6 114.2 261.0	347.5 146.9 92.2 135.8 79.6 114.2 261.0	5.28% 5.25% 4.39% 6.84% 6.75% 6.24% 6.70%	(b) (c)		1.6 1.2 1.8 0.7 0.9 2.6	3.9 2.3 1.6 2.6 1.1 1.4 3.7	4.8 2.5 1.7 2.7 1.1 1.5 4.0	5.0 2.6 87.7 2.8 1.2 1.5 4.2	5.4 2.7 3.0 1.3 1.6 246.4	5.7 2.9 122.9 1.4 1.8	6.0 3.0 72.8 1.9	6.3 3.2 2.0	6.6 126.0 2.1	303.8 99.5	347.5 146.9 92.2 135.8 79.6 114.2 261.0

Total Consolidated Fixed Weighted Rate Consolidated Floating Rate Debt: Dolphin Mall Northlake Oyster Bay The Mall at Wellington Green The Shops at Willow Bend The Shops at Willow Bend TRG Revolving Credit TRG Revolving Credit	90.00%	1,276.4 5.79% 142.9 54.8 46.1 140.0 97.6 48.8 10.6 135.0	1,177.2 5.89% 142.9 54.8 46.1 126.0 97.6 48.8 10.6 135.0	4.96% 4.47% 4.69% 6.22% 4.31% 6.56% 3.63% 3.49%	(d) (e) (e) (f) (g) (h) (i) (e)	2.15% 1.75% 2.00% 1.50% 1.50% 3.75% 0.80%	8.9 6.11% 1.6 46.1 1.2 0.6	16.5 5.92% 141.3 (j) 96.4 48.2	18.3 5.90% (k) 54.8 126.0 (l) (l)	105.1 4.67% (l) 10.6 135.0	260.5 6.65% (m)	134.6 6.73%	83.7 6.58%	11.4 5.44%	134.8 5.27%	403.3 5.52%	1,177.2 142.9 54.8 46.1 126.0 97.6 48.8 10.6 135.0

Total Consolidated Floating Weighted Rate Total Consolidated Weighted Rate		675.9 4.52% 1,952.3 5.35%	661.8 4.84% 1,839.0 5.52%				49.5 4.71% 58.4 4.93%	285.9 5.01% 302.5 5.06%	180.8 5.69% 199.1 5.71%	145.6 3.50% 250.8 3.99%	260.5 6.65%	134.6 6.73%	83.7 6.58%	11.4 5.44%	134.8 5.27%	403.3 5.52%	661.8 1,839.0

Joint Ventures Fixed Rate Debt:

Arizona Mills Cherry Creek Fair Oaks Mall at Millenia Sunvalley Westfarms Mall	50.00% 50.00% 50.00% 50.00% 50.00% 78.94%	140.6 175.7 140.0 210.0 131.3 203.4	70.3 87.8 70.0 105.0 65.6 160.6	7.90% 7.68% 6.60% 5.46% 5.67% 6.10%			0.6 0.8 0.8 1.6	0.8 87.0 1.0 2.3	0.9 1.0 2.4	0.9 70.0 0.9 1.1 2.6	1.0 1.4 1.2 2.7	66.0 1.5 1.2 2.9	1.6 1.3 3.1	1.6 58.1 142.9	98.1		70.3 87.8 70.0 105.0 65.6 160.6

Total Joint Venture Fixed Weighted Rate Joint Ventures Floating Rate Debt: Other		1,001.0 6.51% 5.0	559.3 6.47% 2.7	5.32%			3.8 6.65% 0.7	91.1 7.62% 0.8	4.3 6.36% 0.6	75.5 6.57% 0.3	6.3 6.17% 0.3	71.6 7.73%	6.0 5.84%	202.7 5.97%	98.1 5.46%		559.3 2.7

Total Joint Venture Floating Weighted Rate Total Joint Venture Weighted Rate		5.0 5.32% 1,006.0 6.50%	2.7 5.32% 562.0 6.46%				0.7 5.32% 4.4 6.46%	0.8 5.32% 91.9 7.60%	0.6 5.32% 5.0 6.23%	0.3 5.32% 75.7 6.57%	0.3 5.32% 6.6 6.14%	71.6 7.73%	6.0 5.84%	202.7 5.97%	98.1 5.46%		2.7 562.0

TRG Beneficial Interest Totals Fixed Rate Debt Floating Rate Debt Total		2,277.4 6.11% 680.9 4.52% 2,958.3 5.74%	1,736.5 6.08% 664.5 4.84% 2,401.0 5.74% Average Maturity		5.75 =====		12.7 6.27% 50.1 4.72% 62.8 5.03%	107.6 7.36% 286.8 5.01% 394.4 5.65%	22.6 5.99% 181.4 5.69% 204.0 5.72%	180.6 5.46% 145.9 3.50% 326.5 4.59%	266.8 6.64% 0.3 5.32% 267.1 6.64%	206.2 7.08% 206.2 7.08%	89.7 6.53% 89.7 6.53%	214.1 5.94% 214.1 5.94%	232.9 5.35% 232.9 5.35%	403.3 5.52% 403.3 5.52%	1,736.5 664.5 2,401.0
(a)	Includes the impact of interest rate swaps but does not include effect of amortization of debt issuance costs, losses on settlement of derivatives used to hedge the refinancing of certain fixed rate debt, or interest rate cap premiums.
(b)	Debt is reduced by $.4 million of purchase accounting discount from acquisition which increases the stated rate on the debt of 4.21% to an effective rate of 4.39%.
(c)	Debt includes $4.1 million of purchase accounting premium from acquisition which reduces the stated rate on the debt of 7.59% to an effective rate of 6.84%.
(d)	The debt is floating month to month at LIBOR plus spread and the entire debt balance is capped at 7% plus spread.
(e)	LIBOR rate floats month to month.
(f)	$100 million of this debt is swapped to 5.25% plus spread to May 2005. The remainder is floating month to month at LIBOR plus spread.
(g)	LIBOR rate is floating month to month. $96.4 million of this debt is capped at 4.6% plus spread to July 2006.
(h)	LIBOR rate is floating month to month. $48.2 million of this debt is capped at 5.75% plus spread to July 2006.
(i)	Rate floats daily.
(j)	If construction commences prior to 12/31/05, the maturity date is automatically extended from 12/31/05 to three years from the commencement of construction.
(k)	Maturity date may be extended for a total of 3 years.
(l)	Maturity date may be extended for a total of 2 years.
(m)	Maturity date may be extended for 1 year.
(n)	Amounts in this table may not add due to rounding.